As filed with the U.S. Securities and Exchange Commission on May 22, 2023.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARIDIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-2641188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

983 University Avenue, Bldg. B

Los Gatos, California 95032

(408) 385-1742

(Address and telephone number of registrant’s principal executive offices)

Dr. Vu L. Truong

Chief Executive Officer

Aridis Pharmaceuticals, Inc.

983 University Avenue, Bldg. B

Los Gatos, California 95032

(408) 385-1742

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 22, 2023

Preliminary Prospectus

$3,000,000

Up to           Shares of Common Stock

Pre-Funded Warrant to Purchase up to            Shares of Common Stock

Warrants to Purchase up to            Shares of Common Stock

Shares of Common Stock underlying the Pre-Funded Warrants and Warrants

Ardis Pharmaceuticals, Inc.

We are offering on a “reasonable best efforts” basis up to _______ shares of our common stock together with warrants to purchase up to ______ shares of common stock. Each share of our common stock, or a pre-funded warrant in lieu thereof, is being sold together with a warrant to purchase one share of our common stock (a “common warrant”). The shares of common stock and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed public offering price for each share of common stock and accompanying common warrant is $         , which was the closing price of our common stock on The Nasdaq Capital Market on May __ 2023. Each common warrant will have an exercise price per share of $[___] and will be immediately exercisable. The common warrants will expire on the five-year anniversary of the issuance date.

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The public offering price of each pre-funded warrant and accompanying common warrant will be equal to the price at which one share of common stock and accompanying common warrant is sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ARDS.” On May 19, 2023, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.20 per share. The public offering price per share of common stock and accompanying common warrant and per pre-funded warrant and accompanying common warrant will be determined between us and the investors based on market conditions at the time of pricing, and may be at a discount to the then current market price of our common stock. The recent market price used throughout this prospectus may not be indicative of the actual offering price. The actual public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the pre-funded warrants and the common warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the securities directly to the public with no commission or other remuneration payable to them for any securities that are sold by them. Our officers and directors will sell the securities and intend to offer them to friends, family members, and business acquaintances. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Our officers, directors, control persons and affiliates may purchase securities in this offering. This offering will terminate 45 days from the date of this prospectus, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. Any and all funds for securities purchased in the offering will be transmitted directly to us for our immediate use.

We may also engage registered broker-dealers to offer and sell the securities (each a “Placement Agent” and collectively, the “Placement Agents”). We may pay any such registered persons who make such sales a commission of up to a certain percentage of the aggregate purchase price of the shares sold by such Placement Agent in this offering and issue to the Placement Agent a warrant to purchase such number of securities in an amount not to exceed certain percentage of the number of securities sold by such Placement Agent in this offering, subject to the compliance with the maximum allowable fees under applicable, rules and regulations including the rules of the Financial Industry Regulatory Authority (“FINRA”) and the foreign equivalent agencies where the Placement Agent is regulated. However, we have not entered into any underwriting or agent agreement, arrangement or understanding for the sale of the securities being offered pursuant to this prospectus. This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreements to prospective investors. Any Placement Agent engaged by us for this offering would only be compensated based on the aggregate purchase price of the securities sold by such Placement Agent in this offering.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the securities is expected to be made on or about [  ], 2023.

The date of this prospectus is [  ], 2023

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

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PROSPECTUS SUMMARY

The following information is a summary of the prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes relating to the consolidated financial statements, included elsewhere in this prospectus. Unless the context requires otherwise, references to “Aridis,” “Company,” “we,” “us” or “our” refer to Aridis Pharmaceuticals, Inc., a Delaware corporation and its subsidiaries.

Overview

We are a late-stage biopharmaceutical company focused on the discovery and development of targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. mAbs represent a fundamentally new treatment approach in the infectious disease market and are designed to overcome key issues associated with current therapies, including drug resistance, short duration of response, tolerability, negative impact on the human microbiome, and lack of differentiation between treatment alternatives. Our proprietary product pipeline is comprised of fully human mAbs targeting specific pathogens associated with life-threatening bacterial and viral infections, primarily hospital-acquired pneumonia, or HAP, ventilator-associated pneumonia, or VAP and cystic fibrosis. Our clinical stage product candidates have exhibited promising preclinical data and clinical data. Our lead product candidates, AR-301 and AR-320, target the alpha toxin produced by gram-positive bacteria Staphylococcus aureus, or S. aureus, a common pathogen associated with HAP and VAP. AR-501 is a broad spectrum small molecule anti-infective we are developing in addition to our targeted mAb product candidates.

The majority of candidates from our product pipeline are derived by employing our differentiated antibody discovery platform called MabIgXTM and λPEXTM. This platform is designed to comprehensively screen the B-cell repertoire and isolate human antibody-producing B-cells from individuals who have either successfully overcome an infection by a particular pathogen or have been vaccinated against a particular pathogen. We believe that B-cells from these patients are the ideal source of highly protective and efficacious mAbs which can been administered safely to other patients. λPEXTM complements and further extends the capabilities of MabIgX to quickly screen large number of antibody producing B-cells from patients and generation of high mAb producing mammalian production cell line at a speed not previously attainable. As a result, we can significantly reduce time for antibody discovery and manufacturing compared to conventional approaches.

Two of our mAbs in advanced clinical development are being developed for treatment of HAP and VAP in intensive care units or ICUs. Our initial clinical indication for AR-301 is for adjunctive therapeutic treatment with standard of care, or SOC, antibiotics for HAP and VAP. AR-320 is being developed as a pre-emptive treatment of mortality and morbidity associated with HAP and VAP. Current SOC antibiotics used to treat HAP and VAP typically involve a combination of several broad-spectrum antibiotics that are prescribed empirically at the start of treatment. The specific empirical antibiotic regimens that are prescribed vary widely among physicians, and generally result in modest clinical benefits due to a number of reasons, which can include an infection by an antibiotic resistant strain, immune deficiency, or potential mismatch of the antibiotics regimen to the etiologic agent. Recently, rapid diagnostic tests have been introduced that allow the identification of infection-causing agents within hours. These increasingly common rapid tests allow physicians to prescribe a more appropriate antibiotics regimen, and eventually more targeted anti-infectives such as AR-301 and AR-320 earlier in the course of infection. This evidenced-based treatment approach is designed to remove issues associated with empirical broad-spectrum antibiotics such as inappropriate antibiotic selection and promotion of antibiotic resistance. In contrast to the lack of differentiation among SOC antibiotics, mAbs are highly differentiated from SOC antibiotics in mechanism of action, pharmacokinetic and pharmacodynamic profile, and thus are well suited to complement antibiotics when used together. As an adjunctive treatment, AR-301 has the potential to improve the effectiveness of SOC antibiotics and cover antibiotic resistant S. aureus strains, while not competing directly with antibiotics. To emphasize the benefits of our product candidates as an adjunctive therapy, we design clinical trials based on superiority endpoints.

AR-301 and AR-320 neutralize alpha-toxin from Staphylococcus aureus bacteria, leading to protection from alpha-toxin mediated destruction of host cells, including cells from the immune system. This mode of action is independent of the antibiotic resistance profile of S. aureus, and as such AR-301 and AR-320 are active against infections caused by both MRSA (methicillin-resistant staphylococcus aureus) and MSSA (methicillin-sensitive staphylococcus aureus). AR-320 and AR-301 are complementary products. AR-320 treatment focuses on preventive treatment of S. aureus pneumonia, which complements Aridis’ AR-301 Phase 3 mAb program that is being developed as a therapeutic treatment of S. aureus pneumonia. We believe that AR-301 will be first-line treatment, first to market, first-in-class pre-emptive treatment of S. aureus colonized patients. The same first-line, first to market and first-in-class strategy applies to the acute treatment with the monoclonal antibody AR-320.

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On March 20, 2023, we received written notice from MedImmune Limited (“MedImmune”) that it has terminated that certain License Agreement by and between MedImmune and us dated as of July 12, 2021, and as amended by Amendment No. 1 to License Agreement, dated as of August 9, 2021 (the “License Agreement”), pursuant to Section 9.2.1 of the License Agreement for non-payment of the Upfront Cash Payment which was due on December 31, 2021. The notice states that such termination shall be effective on March 30, 2023. As a result of the termination notice, the on-going AR-320-003 Phase 3 clinical study has been put on hold. We do not agree that we are in material breach of the License Agreement. Based on the failure of MedImmune to assist in the necessary technology transfer pursuant to Section 3.5.2 of the License Agreement, we notified MedImmune on March 24, 2023 that it was in material breach of Section 3.5.2 and requested that the material breach be cured as soon as possible.

AR-320 is being developed for pre-emptive treatment of high-risk patients under 65 years old for prevention of nosocomial pneumonia caused by S. aureus, which is associated with significant morbidity and mortality despite current standard of care, including antibiotics and infection control practices like ventilator-associated pneumonia (VAP) bundles. Currently, there are no treatments available for prevention or early preemptive management of patients at high-risk of developing S. aureus pneumonia. AR-320 has the potential to address this unmet medical need by reducing the incidence of S. aureus pneumonia in patients at high-risk of developing the disease, e.g., mechanically ventilated patients in the intensive care unit (ICU) who are colonized with S. aureus in their respiratory tract.

HAP and VAP pose serious challenges in the hospital setting, as SOC antibiotics are becoming inadequate in treating infected patients. There are approximately 3,000,000 cases of pneumonia reported in the U.S. per year and approximately 628,000 annual cases of HAP and VAP caused by gram negative bacteria and MRSA (DRG, 2016). These patients are typically at high risk of mortality, which is compounded by other life-threatening co-morbidities and the rise in antibiotic resistance. Epidemiology studies estimate that the probability of death attributed to S. aureus ranges from 29% to 55%. In addition, pneumonia infections can prolong patient stays in ICUs and the use of mechanical ventilation, creating a major economic burden on patients, hospital systems and payors. For example, ICU cost of care for a ventilated pneumonia patient is approximately $10,000 per day in the U.S., and the duration of ICU stays are typically twice that of a non-ventilated patient (Infection Control and Hospital Epidemiology. 2010, vol. 31, pp. 509-515). The average cost of care per pneumonia patient is approximately $41,250 which increases 86% for HAP/VAP patients to approximately $76,730. We estimate that our two clinical mAb candidates have an addressable market of $25 billion and the potential to address approximately 325,000 HAP and VAP patients in the U.S.

Corporate Information

We were formed under the name “Aridis, LLC” in the State of California on April 24, 2003 as a limited liability company. On August 30, 2004, we changed our name to “Aridis Pharmaceuticals, LLC.” On May 21, 2014, we converted into a Delaware corporation named “Aridis Pharmaceuticals, Inc.” Our fiscal year end is December 31. Our principal executive offices are located at 983 University Avenue, Building B, Los Gatos , California 95032. Our telephone number is (408) 385-1742. Our website address is www.aridispharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

We have proprietary rights to a number of trademarks used in this prospectus which are important to our business. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

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THE OFFERING

Securities we are offering

Up to ______ shares of common stock and warrants to purchase up to ______ shares of common stock, or pre-funded warrants to purchase shares of common stock and common warrants to purchase shares of common stock. The shares of common stock or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each common warrant has an exercise price of $         per share of common stock and is immediately exercisable and will expire five years from the date of the issuance. See “Description of Securities We Are Offering”. We are also registering _______ shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants pursuant to this prospectus

Pre-funded warrants offered by us	We are also offering to each purchaser whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each pre-funded warrant to purchase one share of our common stock) in lieu of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which one share of common stock and accompanying common warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares we are offering will be decreased on a one-for-one basis. See “Description of Securities We Are Offering” for additional information.
Reasonable best efforts	We are offering on a “reasonable best efforts” basis up to ______ shares of common stock and warrants to purchase up to ______ shares of common stock, or pre-funded warrants to purchase shares of common stock and common warrants to purchase shares of common stock at an assumed combined purchase price of $_____ per share, which was the closing price of our shares of common stock on The Nasdaq Capital Market on ___ __, 2023 without any investment bank, although we reserve the right to engage a broker dealer. We may engage a placement agent for this offering in the future. See “Plan of Distribution” on page ___ of this prospectus.
Common stock outstanding prior to this offering	36,077,532 shares of common stock.
Common stock outstanding after this offering	_______ shares, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and no exercise of the common warrants issued in this offering.
Use of proceeds	We estimate that the net proceeds from this offering will be approximately $___ million, based on an assumed public offering price of $ ____ per share, which was the last reported sale price of our common stock on _____, 2023 on the Nasdaq Capital Market, after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds to fund our planned clinical trials, manufacturing and process development, analytical testing, regulatory expenses and for general corporate purposes, including working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Risk Factors	You should read the “Risk Factors” section starting on page 6 for a discussion of factors to consider carefully before deciding to invest in our securities.
Nasdaq Capital Market symbol	“ARDS.” There is no established public trading market for the common warrants or pre-funded warrants , and we do not expect such a market to develop. We do not intend to list the common warrants or pre-funded warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants and the warrants will be extremely limited.

The number of shares of our common stock that will be outstanding after this offering is based on 36,077,532 shares of our common stock outstanding as of April 30, 2023, and excludes:

●	2,102,944 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of April 30, 2023, with a weighted-average exercise price of $7.35 per share;

●	376,165 shares of our common stock issuable upon the vesting of restricted stock units as of April 30, 2023, with a grant price of $0.95 per share;

●	10,742,404 shares of our common stock issuable upon the exercise of warrants to purchase common stock outstanding as of April 30, 2023, with a weighted-average exercise price of $2.31 per share;

●	404,449 shares of our common stock reserved for future issuance under our stock incentive plans.

●	Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes no (i) no purchaser elects to purchase pre-funded warrants and (ii) no exercise of the warrants offered hereby.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We expect to continue to incur increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.

We are a clinical-stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception. For the year ended December 31, 2022, we reported a net loss of approximately $30.4 million. As of December 31, 2022, we had an accumulated deficit of $195.7 million.

To become and remain profitable, we or our partners must succeed in developing our product candidates, obtaining regulatory approval for them, and manufacturing, marketing and selling those products for which we or our partners may obtain regulatory approval. We or they may not succeed in these activities, and we may never generate revenue from product sales that is significant enough to achieve profitability. Because of the numerous risks and uncertainties associated with biopharmaceutical product development and commercialization, we are unable to accurately predict the timing or amount of future expenses or when, or if, we will be able to achieve or maintain profitability. Currently, we have no products approved for commercial sale, and to date we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities, upfront payments pursuant to collaboration and license agreements, government grants, debt and capital lease and equipment financing. The size of our future net losses will depend, in part, on the rate of growth or contraction of our expenses and the level and rate of growth, if any, of our revenues. Our ability to achieve profitability is dependent on our ability, alone or with others, to complete the development of our products successfully, obtain the required regulatory approvals, manufacture and market our proposed products successfully or have such products manufactured and marketed by others, and gain market acceptance for such products. There can be no assurance as to whether or when we will achieve profitability.

The report of our independent registered public accounting firm on our consolidated financial statements as of and for the year ended December 31, 2022 includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

Primarily as a result of our losses incurred to date, our expected continued future losses, and limited cash balances, we have included disclosure in our consolidated financial statements expressing substantial doubt about our ability to continue as a going concern. We do not have sufficient cash on hand and available liquidity to meet our obligations through the twelve months following the date the consolidated financial statements are issued. Our cash and cash equivalents were approximately $1.5 million as of April 30, 2023. We will need to obtain financing in order to fund our operations on or before June 30, 2023. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock or obtaining alternate financing. Any failure or delay to secure such financing could force us to delay, limit or terminate our operations, make reductions in our workforce, liquidate all or a portion of our assets and/or seek protection (“Bankruptcy Protection”) under Chapters 7 or 11 of the United States Bankruptcy Code.

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In the event we pursue Bankruptcy Protection, we will be subject to the risks and uncertainties associated with such proceedings.

In the event we file for relief under the United States Bankruptcy Code, our operations, our ability to develop and execute our business plan and our continuation as a going concern will be subject to the risks and uncertainties associated with bankruptcy proceedings, including, among others: our ability to execute, confirm and consummate a plan of reorganization; the additional, significant costs of bankruptcy proceedings and related fees; our ability to obtain sufficient financing to allow us to emerge from bankruptcy and execute our business plan post-emergence, and our ability to comply with terms and conditions of that financing; our ability to continue our operations in the ordinary course; our ability to maintain our relationships with our consumers, business partners, counterparties, employees and other third parties; our ability to obtain, maintain or renew contracts that are critical to our operations on reasonably acceptable terms and conditions; our ability to attract, motivate and retain key employees; the ability of third parties to use certain limited safe harbor provisions of the United States Bankruptcy Code to terminate contracts without first seeking Bankruptcy Court approval; the ability of third parties to force us to into Chapter 7 proceedings rather than Chapter 11 proceedings and the actions and decisions of our stakeholders and other third parties who have interests in our bankruptcy proceedings that may be inconsistent with our operational and strategic plans. Any delays in our bankruptcy proceedings would increase the risks of our being unable to reorganize our business and emerge from bankruptcy proceedings and may increase our costs associated with the bankruptcy process or result in prolonged operational disruption for us. Also, we would need the prior approval of the bankruptcy court for transactions outside the ordinary course of business during the course of any bankruptcy proceedings, which may limit our ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with any bankruptcy proceedings, we cannot accurately predict or quantify the ultimate impact of events that could occur during any such proceedings. There can be no guarantees that if we seek Bankruptcy Protection we will emerge from Bankruptcy Protection as a going concern or that holders of our common stock will receive any recovery from any bankruptcy proceedings.

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses.

In the event we are unable to pursue Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code, or, if pursued, successfully emerge from such proceedings, it may be necessary for us to pursue Bankruptcy Protection under Chapter 7 of the United States Bankruptcy Code for all or a part of our businesses. In such event, a Chapter 7 trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the United States Bankruptcy Code. We believe that liquidation under Chapter 7 would result in significantly smaller distributions being made to our stakeholders than those we might obtain under Chapter 11 primarily because of the likelihood that the assets would have to be sold or otherwise disposed of in a distressed fashion over a short period of time rather than in a controlled manner and as a going concern.

We will require substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. Development of our product candidates will require substantial additional funds to conduct research, development and clinical trials necessary to bring such product candidates to market and to establish manufacturing, marketing and distribution capabilities. We expect our development expenses to substantially increase in connection with our ongoing activities, particularly as we advance our clinical programs. Our future capital requirements will depend on many factors, including, among others:

●	the scope, rate of progress, results and costs of our preclinical and non-clinical studies, clinical trials and other research and development activities;

●	the scope, rate of progress and costs of our manufacturing development and commercial manufacturing activities;

●	the cost, timing and outcomes of regulatory proceedings, including FDA review of any Biologics License Application, or BLA, or New Drug Application, or NDA, that we file;

●	payments required with respect to development milestones we achieve under our in-licensing agreements, including any such payments to University of Chicago, University of Iowa, Brigham and Women’s Hospital, Inc., Brigham Young University, Public Health Service and Kenta Biotech Ltd., Massachusetts Institute of Technology-Broad Institute, University of Alabama at Birmingham Research Foundation, and Medimmune Ltd.;

●	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

●	the costs associated with commercializing our product candidates if they receive regulatory approval;

●	the cost and timing of establishing sales and marketing capabilities;

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●	competing technological efforts and market developments;

●	changes in our existing research relationships;

●	our ability to establish collaborative arrangements to the extent necessary;

●	revenues received from any future products;

●	the ability to achieve and receive milestone payments for products licensed to collaborators; and

●	payments received under any future strategic collaborations.

We anticipate that we will continue to generate significant losses for the next several years as we incur expenses to complete our clinical trial programs for our product candidates, build commercial capabilities, develop our pipeline and expand our corporate infrastructure. There is a risk of delay or failure at any stage of developing a product candidate, and the time required and costs involved in successfully accomplishing our objectives cannot be accurately predicted. Actual drug research and development costs could substantially exceed budgeted amounts, which could force us to delay, reduce the scope of or eliminate one or more of our research or development programs. Additionally, if the Cystic Fibrosis Foundation does not continue to provide funding support, we may not be able to complete the Phase 1/2a clinical trial relating to AR-501. Furthermore, if the European Commission’s IMI (Innovative Medicines Initiative) does not continue to provide support, we may not be able to complete the Phase 3 clinical trial relating to AR-320.

We may never be able to generate a sufficient amount of product revenue to cover our expenses. Until we do, we expect to seek additional funding through public or private equity or debt financings, collaborative relationships, license agreements, capital lease transactions or other available financing transactions. However, there can be no assurance that additional financing will be available on acceptable terms, if at all, and such financings could be dilutive to existing security holders. Moreover, in the event that additional funds are obtained through arrangements with collaborators, such arrangements may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs. Our failure to obtain adequate financing when needed and on acceptable terms would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering and Our Securities

Our common stock may be delisted if we fail to comply with continued listing standards.

If we fail to meet any of the continued listing standards of The Nasdaq Capital Market, our common stock could be delisted from The Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:

●	a $1.00 minimum closing bid price;
●	stockholders’ equity of $2.5 million;
●	500,000 shares of publicly-held common stock with a market value of at least $1 million;
●	300 round-lot stockholders; and
●	compliance with Nasdaq’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority.

On September 29, 2022, we received written notification (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that, for thirty consecutive business days, the market value of our Common Stock had closed below the minimum $35 million requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “Market Value Rule”). We were provided an initial period of 180 calendar days, or until March 28, 2023 to regain compliance. Since we did not regain compliance by March 28, 2023, we received notification from Nasdaq that our Common Stock is subject to delisting. Upon receiving a delisting notice from Nasdaq, Nasdaq rules permit us to appeal to a hearing panel.

On March 10, 2023, we received written notification (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that, for thirty consecutive business days, the market value of our Common Stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). We have a period of 180 calendar days, or until September 6, 2023 to regain compliance. If we are not in compliance by September 6, 2023, we may qualify for a second 180 calendar day compliance period. If we do not qualify for, or fail to regain compliance during the second compliance period, then the Nasdaq will notify us of its determination to delist its Common Stock, at which point we would have an option to appeal the delisting determination to a Nasdaq hearings panel.

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On March 29, 2023, Nasdaq informed us that we had not regained compliance with the Market Value Rule and that our securities will be delisted from The Nasdaq Capital Market on April 10, 2023, unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”). We filed a request for a hearing before the Panel, which request will stay any delisting action by Nasdaq at least pending the issuance of the Panel’s decision following the hearing and the expiration of any extension period that may be granted by the Panel. The hearing was held on May 4, 2023. At the hearing, we presented our plan to evidence compliance with the Rule and requested an extension of time within which to do so.

Our common stock will continue to trade on The Nasdaq Capital Market under the symbol “ARDS” at least pending the ultimate conclusion of the hearing process.

On April 19, 2023, we received written notice from Nasdaq indicating that Nasdaq had not received our Form 10-K for the year ended December 31, 2022 and this serves as an additional basis for delisting our securities from The Nasdaq Capital Market. Since we already had a hearing date of May 4, 2023 before the Hearings Panel for our failure to comply with the Market Value Rule, we needed to request a stay of the suspension of our securities pending a Hearings Panel decision. We requested a stay of the suspension pending the Hearings Panel decision on April 26, 2023.

On April 20, 2023, we received written notice from Nasdaq that due to the resignation of Craig Gibbs, Ph.D. from our board and audit committee on March 27, 2023, we no longer comply with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605. Pursuant to Nasdaq’s cure period, we are required to regain compliance by the earlier of our next annual shareholders’ meeting or March 27, 2024 or if the next annual shareholders’ meeting is held before September 25, 2023, then we must evidence compliance no later than September 25, 2023.

If we fail to obtain a positive result from the Hearings Panel or we fail to comply with Nasdaq’s continued listing standards, we may be delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Finally, delisting of our common stock could result in our common stock becoming a “penny stock” under the Exchange Act.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Our management will have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in investment-grade, interest-bearing securities. These investments may not yield a favorable return to our securityholders.

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If you purchase common stock in this offering, you will suffer immediate dilution of your investment.

You will incur immediate and substantial dilution as a result of this offering. Because the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will experience dilution to the extent of the difference between the offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2022, was approximately $(25.7) million, or approximately $(0.95) per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

The price of our common stock may fluctuate substantially.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section, are:

●	sale of our common stock by our stockholders, executives, and directors;
●	volatility and limitations in trading volumes of our shares of common stock;
●	our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our human clinical trials, and other business activities;
●	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;
●	failures to meet external expectations or management guidance;
●	clinical trial progress and outcomes;
●	changes in our capital structure or dividend policy;
●	our cash position and substantial doubt about our ability to continue as a going concern;
●	announcements and events surrounding financing efforts, including debt and equity securities;
●	our inability to enter into new markets or develop new products;
●	reputational issues;
●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;
●	changes in general economic, political and market conditions in any of the regions in which we conduct our business;
●	changes in industry conditions or perceptions;
●	changes in valuations of similar companies or groups of companies;
●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
●	departures and additions of key personnel;
●	disputes and litigations related to contractual obligations;
●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;
●	catastrophic weather and/or global disease outbreaks, such as the recent COVID-19 pandemic; and or
●	other events or factors, many of which may be out of our control.

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of warrants and stock options outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

There is no public market for the pre-funded warrants or warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants and warrants will be limited.

Holders of pre-funded warrants and warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

Until holders of pre-funded warrants or warrants acquire shares of our common stock upon exercise of such warrants, holders of pre-funded warrants or warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the pre-funded warrants or warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

●	the timing of regulatory submissions;

●	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	approvals for clinical trials may be delayed or withheld by regulatory agencies;

●	preclinical and clinical studies will not be successful or confirm earlier results or meet expectations or meet regulatory requirements or meet performance thresholds for commercial success;

●	risks relating to the timing and costs of clinical trials, the timing and costs of other expenses;

●	risks associated with obtaining third-party funding;

●	risks associated with delays, increased costs and funding shortages caused by or resulting from the COVID-19 pandemic;

●	management and employee operations and execution risks;

●	loss of key personnel;

●	competition;

●	risks related to market acceptance of products;

●	intellectual property risks;

●	assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches;

●	risks associated with the uncertainty of future financial results;

●	risks associated with this offering;

●	our ability to attract collaborators and partners; and

●	risks associated with our reliance on third party organizations.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered under this prospectus, after deducting placement agent’s fees and estimated offering expenses payable by us, will be approximately $_____ million, or $____ million (based on an assumed public offering price per share and accompanying common warrants of $___ per share, which was the last reported sales price of our common stock on The Nasdaq Capital Market on May __, 2023).

We intend to use the net proceeds to fund our planned clinical trials, manufacturing and process development, analytical testing, regulatory expenses and for general corporate purposes, including working capital.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from clinical trials of our product candidates. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the further development of our product candidates or commercially launch our product candidates in the United States.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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DILUTION

If you invest in our securities, your ownership interest will be diluted to the extent of the difference between the combined public offering price per share of our common stock and accompanying common warrants and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

Our net tangible book deficit as of December 31, 2022 was approximately $(25.7) million, or approximately $(0.95) per share of common stock. Our net tangible book deficit is the amount of our total tangible assets less our liabilities. Net tangible book deficit per share is our net tangible book deficit divided by the number of shares of common stock outstanding as of December 31, 2022.

After giving effect to the assumed sale of _______ shares of common stock and accompanying common warrants in this offering at an assumed combined public offering price of $____ per share (the last reported sale price of our common stock Nasdaq on May __, 2023), and after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering, no exercise of the warrants being offered in this offering, that no value is attributed to such warrants and that such warrants are classified as and accounted for as equity, our as adjusted net tangible book value as of December 31, 2022 would have been approximately $__ million, or approximately $___ per share of common stock. This amount represents an immediate increase in as adjusted net tangible book value of $____ per share to our existing stockholders and an immediate dilution of $___ per share to investors participating in this offering. We determine dilution per share to investors participating in this offering by subtracting as adjusted net tangible book value per share after giving effect to this offering from the assumed combined public offering price per share and accompanying common warrants paid by investors participating in this offering.

Assumed combined public offering price per share and accompanying common warrant	$
Historical net tangible book value per share as of December 31, 2022		$(0.95)
Increase in net tangible book value per share attributable to this offering	$
As adjusted tangible book value per share, after giving effect to this offering	$
Dilution per share to investors in this offering	$

The number of shares of our common stock that will be outstanding after this offering is based on 27,033,532 shares of or common stock outstanding as of December 31, 2022, and excludes:

●	2,111,379 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of December 31, 2022, with a weighted-average exercise price of $7.36 per share;

●	376,165 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2022, with a weighted-average grant price of $0.95 per share;

●	13,786,404 shares of our common stock issuable upon the exercise of warrants to purchase common stock outstanding as of December 31, 2022, with a weighted-average exercise price of $1.80 per share;

●	396,014 shares of our common stock reserved for future issuance under our stock incentive plans.

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing. Except as indicated otherwise, the discussion and table above assume (i) no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the warrants being sold in this offering.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering _______ shares of our common stock and pre-funded warrants to purchase up to _________ shares of our common stock along with warrants to purchase up to ____ shares of common stock. We are offering pre-funded warrants to those purchasers whose purchase of shares of our common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, a lesser percentage or greater percentage up to 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stocks that would result in such excess ownership. For each pre-funded warrant we sell, the number of shares of common stock we sell in this offering will be decreased on a one-for-one basis. Each share of our common stock (or pre-funded warrant in lieu of a share of common stock) is being sold together with a warrant to purchase one share of our common stock. The shares of our common stock or pre-funded warrants and related common warrants will be issued separately. We are also registering the shares of our common stock issuable from time to time upon exercise of the pre-funded warrants and the common warrants offered hereby.

Common Stock

As of April 30, 2023, there were 36,077,532 shares of our common stock outstanding.

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, subject to the rights of holders of any then outstanding shares of preferred stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up or an event of sale (as defined in our certificate of incorporation), holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Warrants

The following summary of certain terms and provisions of the warrant that is being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrant.

Duration and Exercise Price

We are also offering warrants to purchase up to an aggregate of_______ shares of our common stock.

Each common warrant issued in this offering represents the right to purchase one share of common stock at an initial exercise price of $     per share. The exercise price and number of shares of common stock issuable upon exercise of the common warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock or pre-funded warrants, respectively, and may be transferred separately immediately thereafter. The common warrants will be issued in certificated form only.

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Exercisability

Each warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter through and including the five-year anniversary of the initial exercise date. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s common warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. The ownership limit may be decreased upon notice from the holder to us.

Cashless Exercise

If, at the time a holder exercises its common warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of the voting power represented by our outstanding shares of capital stock, any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding shares of capital stock, any merger with or into another entity or a tender offer or exchange offer approved by 50% or more of the voting power represented by our outstanding shares of capital, then upon any subsequent exercise of a common warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the common warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the common warrants have the right to require us or a successor entity to redeem the common warrants for cash in the amount of the Black-Scholes Value (as defined in each common warrant) of the unexercised portion of the common warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the common warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the common warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction. If holders of our common stock are not offered or paid any consideration in the fundamental transaction, holders of common stock will be deemed to have received common stock of our successor entity.

Transferability

Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

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Trading Market

There is no established trading market for the common warrants, and we do not expect such a market to develop. We do not intend to apply to list the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of common warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s common warrants. The common warrants will provide that the holders of the common warrants have the right to participate in distributions or dividends paid on our shares of common stock.

Waivers and Amendments

The warrants may be modified or amended or the provisions of such warrants waived with our consent and the consent of the holders of at least a majority of the outstanding warrants.

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock or subsequently elect to decrease or increase the exercise limitation up to such 9.99%

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, at the Company’s election, the number of shares of common stock to be issued will be rounded up to the next whole share or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

16

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established trading market for the warrants, and we do not expect such a market to develop. We do not intend to apply to list the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be extremely limited.

Right as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that the holders of the pre-funded warrants have the right to participate in distributions or dividends paid on our shares of common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of the voting power represented by our outstanding shares of capital stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding shares of capital stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

17

PLAN OF DISTRIBUTION

We are offering up to _______ shares of our common stock together with warrants to purchase up to ______ shares of common stock at an assumed combined purchase price of $____ per shares, which was the closing price of our shares of common stock on The Nasdaq Capital Market on ____ __, 2023 without any investment bank, although we reserve the right to engage a broker dealer. We may engage a placement agent for this offering in the future. This offering will terminate 45 days from the date of this prospectus, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. Any and all funds for securities purchased in the offering will be transmitted directly to us for our immediate use.

In determining the offering price of the shares of common stock and warrants, we have considered a number of factors including, but not limited to, the current market price of our shares of common stock, trading prices of our shares of common stock over time, the illiquidity and volatility of our shares of common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the shares of common stock and warrants will remain fixed for the duration of the offering. The offering price for the shares of common stock and warrants sold in this offering may be higher or less than the market price for our shares of common stock.

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the securities directly to the public with no commission or other remuneration payable to him for any securities that are sold by him. We may also engage registered broker-dealers to offer and sell securities (collectively, the “Placement Agents”). We may pay any such registered persons who make such sales a commission of up to a certain percentage of the aggregate purchase price of the securities sold by such Placement Agent in this offering and issue to the Placement Agent a warrant to purchase such number of securities in an amount not to exceed certain percentage of the number of securities sold by such Placement Agent in this offering, subject to the compliance with the maximum allowable fees under applicable, rules and regulations including the rules of the Financial Industry Regulatory Authority (“FINRA”) and the foreign equivalent agencies where the Placement Agent is regulated. However, we have not entered into any underwriting or agent agreement, arrangement or understanding for the sale of the securities being offered pursuant to this prospectus. This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreements to prospective investors. Any Placement Agent engaged by us for this offering would only be compensated based on the aggregate purchase price of the securities sold by such Placement Agent in this offering.

This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription agreement to prospective investors. We may terminate this offering prior to the expiration date. Our officers and directors will sell the securities and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a. Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act, at the time of their participation; and

b. Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c. Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) and (a)(4)(iii).

18

Our officers, directors, control persons and affiliates may purchase securities in this offering.

Investors interested in subscribing for the securities in this offering must complete and deliver to the Company a completed securities purchase agreement to the address provided in the securities purchase agreement. Upon receipt of the completed securities purchase agreement, the Company will inform the investor that it has accepted the subscription and send prompt notification of this acceptance if the Company decides to accept the subscription. Then the investor should deliver the purchase price for the number of securities being purchased by wire transfer in immediately available funds using the wire transfer instructions provided in the securities purchase agreement. Promptly following the receipt of purchase proceeds from the investor, the Company will notify its depositary to either deliver the subscribed securities in a book entry form or in the investor’s brokerage account as requested by the investor. All funds for subscriptions in the offering will be transmitted to the Company’s bank account for immediate use by the Company. The Company shall not offer and sell fractional securities in this Offering.

We have not arranged to place the funds from investors in an escrow, trust or similar account. All funds for subscriptions in the offering will be transmitted to the Company’s bank account for immediate use by the Company. As a result, upon execution of the securities purchase agreement by the subscriber and acceptance by the Company such subscription is irrevocable.

Any Placement Agent engaged by us will only be paid a commission and/or issued warrants based on the securities sold by such Placement Agent. Because there cannot be any assurance that the maximum offering amount will be sold in this offering or how much of the amount of the securities offered will be sold by any Placement Agents, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell the securities to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase the securities is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agents’ fees, if any, will be approximately $_____, which include legal, accounting, stock issuances and printing costs.

The foregoing does not purport to be a complete statement of the terms and conditions of any placement agent agreement we may enter into and the securities purchase agreement. A form of securities purchase agreement with investors is included as an exhibit to the Registration Statement of which this prospectus forms a part.

The Placement Agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, of 1933, as amended, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the Placement Agents would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agents acting as principal. Under these rules and regulations, the Placement Agents:

●	may not engage in any stabilization activity in connection with our securities; and
●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

19

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton, LLP New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2022 and for the period then ended, incorporated in this prospectus by reference rom the Companpy’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited and so incorporated in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The above referenced report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements as of and for the year ended December 31, 2021, included in our Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and have been incorporated herein by reference in reliance on the report of Mayer Hoffman McCann P.C., given on the authority of such firm as experts in accounting and auditing, in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.aridispharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information”. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on May 22, 2023;

2. The Company’s Current Reports on Form 8-K filed on March 13, 2023, March 15, 2023, March 22, 2023, March 29, 2023, March 31, 2023, April 21, 2023, May 1, 2023 and May 9, 2023; and

3. The description of the Company’s common stock contained in the registration statement in our prospectus that constitutes a part of the Registration Statement on Form S-1, as amended (File No. 333-226232), including any amendment or report filed for the purpose of updating that description.

20

We also incorporate by reference all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (408) 385-1742 or by writing to us at the following address:

Aridis Pharmaceuticals, Inc.

983 University Avenue, Bldg. B

Los Gatos, California 95032
Attn.: Secretary

21

$3,000,000

Up to            Shares of Common Stock

Pre-Funded Warrant to Purchase up to                Shares of Common Stock

Warrants to Purchase up to                Shares of Common Stock

Shares of Common Stock underlying the Pre-Funded Warrants and Warrants

Aridis Pharmaceuticals, Inc.

PROSPECTUS

,2023

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$331
Transfer agent and registrar fees	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Miscellaneous	*
Total	*

*To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law our bylaws provide that we will indemnify our directors and executive officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. We may, in our discretion, indemnify other officers, employees and agents in those circumstances where indemnification is permitted by applicable law. We are required to advance expenses, as incurred, to our directors and executive officers in connection with defending a proceeding, except that such directors or executive officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification. We will not be obligated pursuant to our bylaws to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under applicable law or (iv) such indemnification is required to be made pursuant to our restated bylaws. The rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents. We may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any officer, director, employee and agent against any liability which may be asserted against such person.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

None

II-1

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1	At-the-Market Sales Agreement dated January 19, 2022 by and between the Registrant and Virtu Americas LLC (filed with the Registrant’s Current Report on Form 8-K on January 19, 2022 and incorporated herein by reference).
3.1	Certificate of Incorporation of the Registrant, as amended (filed with the Registrant’s Amendment No. 2 to its Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on August 8, 2018 and incorporated herein by reference)
3.2	Amended and Restated Certificate of Incorporation of the Registrant (filed with the Registrant’s Amendment No. 1 to its Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on August 6, 2018 and incorporated herein by reference)
3.3	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Registrant, as amended (filed with the Registrant’s Amendment No. 2 to its Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on August 8, 2018 and incorporated herein by reference)
3.4	Bylaws of the Registrant (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
3.5	Certificate of Correction to Amended and Restated Certificate of Incorporation (filed with the Registrant’s Amendment No. 2 to its Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on August 8, 2018 and incorporated herein by reference)
4.1**	Form of Warrant
4.2**	Form of Pre-Funded Warrant
5.1**	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1@	Aridis Pharmaceuticals, Inc. 2014 Equity Incentive Plan (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.2#	Exclusive and Non-Exclusive Patent License Agreement between the Registrant and the Public Health Service, dated July 11, 2005 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.3#	License and Option Agreement by and between the Registrant and Brigham Young University, dated July 29, 2005 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.4#	License Agreement by and between the Registrant and The University of Iowa Research Foundation, dated October 22, 2010 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.5#	First Amendment to License Agreement, by and between the Registrant and The University of Iowa Research Foundation, dated January 10, 2017 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.6#	Exclusive Patent License Agreement by and between the Registrant and The Brigham and Women’s Hospital, Inc., dated November 16, 2010 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.7#	First Amendment to Exclusive Patent License Agreement, by and between the Registrant and The Brigham and Women’s Hospital, Inc., dated February 18, 2016 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.8#	Asset Purchase Agreement between the Registrant and Kenta Biotech Ltd., dated May 10, 2013 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.9#	Formulation Development Agreement between the Registrant and PATH Vaccine Solutions, dated June 1, 2007. (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.10#	Agreement between the Registrant and the Cystic Fibrosis Foundation Therapeutics, Inc., dated December 30, 2016. (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.11#	Co-exclusive License Agreement between The University of Chicago and the Registrant, dated June 13, 2017. (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)

II-2

Exhibit No.	Description
10.12#	License Agreement by and between the Registrant and Emergent Product Development Gaithersburg, Inc., dated January 6, 2010. (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.13	Joint Venture Contract in respect of Shenzhen Arimab BioPharmaceutical Co., Ltd., by and between Shenzhen Hepalink Pharmaceutical Group Co. and the Registrant, dated February 11, 2018. (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.14	Technology License and Collaboration Agreement, by and between Shenzhen Arimab BioPharmaceutical Co., Ltd. and the Registrant, dated July 2, 2018. (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.15	License and Option Agreement, by and between Brigham Young University and the Registrant, dated July 29, 2005 (filed with the Registrant’s Registration Statement on Form S-1 (file no. 333-226232), filed with the SEC on July 18, 2018 and incorporated herein by reference)
10.16	Amendment to the Joint Venture Contract in respect of Shenzhen Arimab BioPharmaceutical Co., Ltd., by and between Shenzhen Hepalink Pharmaceutical Group Co. and the Company, effective August 6, 2018 (filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and incorporated herein by reference)
10.17	Amended and Restated Technology License and Collaboration Agreement, by and between Shenzhen Arimab BioPharmaceutical Co., Ltd. and the Company, effective August 6, 2018 (filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and incorporated herein by reference)
10.18#	Amendment No. 1 to the Agreement between the Registrant and the Cystic Fibrosis Foundation Therapeutics, Inc., effective November 26, 2018 (filed with the Registrant’s Annual Report on Form 10-K/A on June 12, 2019 and incorporated herein by reference)
10.19†	Option Agreement for Exclusive Product and Platform Technology License between Aridis Pharmaceuticals, Inc. and Serum International BV, dated July 16, 2019 (filed with the Registrant’s Current Report on Form 8-K on July 30, 2019 and on Form 8-K/A on August 12, 2019 and incorporated herein by reference)
10.20	Stock Subscription Agreement between Aridis Pharmaceuticals, Inc. and Serum International BV, dated July 19, 2019 (filed with the Registrant’s Current Report on Form 8-K on July 30, 2019 and on Form 8-K/A on August 12, 2019 and incorporated herein by reference)
10.21†	License, Development and Commercialization Agreement between Aridis Pharmaceuticals Inc. and Serum AMR Products, entered into as of September 27, 2019 (filed with the Registrant’s Current Report on Form 8-K on October 2, 2019 and incorporated herein by reference)
10.22	Aridis Pharmaceuticals, Inc. 2014 Amended and Restated 2014 Equity Incentive Plan (filed with the Registrant’s Proxy Statement as Appendix A on April 17,2020 and incorporated herein by reference).
10.23	Promissory Note between the Registrant and Silicon Valley Bank dated May 1, 2020 (filed with the Registrant’s Current Report on Form 8-K on May 5, 2020 and incorporated herein by reference).
10.24	Form of Securities Purchase Agreement, dated October 13, 2020, by and between Aridis Pharmaceuticals, Inc. and the Purchasers (filed with the Registrant’s Current Report on Form 8-K on October 14, 2020 and incorporated herein by reference).
10.25	Form of Series A Warrant (filed with the Registrant’s Current Report on Form 8-K on October 14, 2020 and incorporated herein by reference).
10.26	Form of Series B Warrant (filed with the Registrant’s Current Report on Form 8-K on October 14, 2020 and incorporated herein by reference).
10.27	Office Lease dated October 14, 2020 by and between Aridis Pharmaceuticals, Inc. and Boccardo Corporation (filed with the Registrant’s Current Report on Form 8-K on October 20, 2020 and incorporated herein by reference).
10.28†	Exclusive License Agreement dated September 10, 2020 by and between Aridis Pharmaceuticals, Inc. and UAB Research Foundation (filed with the Registrant’s Quarterly Report on Form 10-Q on November 23, 2020 and incorporated herein by reference).
10.29	Form of Securities Purchase Agreement dated March 15, 2021 by and between Aridis Pharmaceuticals, Inc. and the Purchasers (filed with the Registrant’s Current Report on Form 8-K on March 15, 2021 and incorporated herein by reference).
10.30†	License Agreement between MedImmune Limited and Aridis Pharmaceuticals, Inc. dated as of July 12, 2021(filed with the Registrant’s Current Report on Form 8-K on July 19, 2021 and incorporated herein by reference).

II-3

Exhibit No.	Description

10.31	Form of Common Stock Purchase Warrant (filed with the Registrant’s Current Report on Form 8-K on August 4, 2021 and incorporated herein by reference).
10.32	Form of Securities Purchase Agreement (filed with the Registrant’s Current Report on Form 8-K on August 4, 2021 and incorporated herein by reference).
10.33	Form of Secured Promissory Note (filed with the Registrant’s Current Report on Form 8-K on November 30 2021 and incorporated herein by reference).
10.34	Note Purchase Agreement dated as of November 23, 2021 (filed with the Registrant’s Current Report on Form 8-K on November 30, 2021 and incorporated herein by reference).
10.35	Security Agreement dated as of November 23, 2021 (filed with the Registrant’s Current Report on Form 8-K on November 30, 2021 and incorporated herein by reference).
10.36	Form of Warrant (filed with the Registrant’s Current Report on Form 8-K on October 5, 2022 and incorporated herein by reference).
10.37	Form of Securities Purchase Agreement (filed with the Registrant’s Current Report on Form 8-K on October 5, 2022 and incorporated herein by reference).
10.38	Form of Securities Purchase Agreement (filed with the Registrant’s Current Report on Form 8-K on December 12, 2022 and incorporated herein by reference).
10.39**	Form of Securities Purchase Agreement
21.1	Subsidiaries of the Registrant (filed with the Registrant’s Annual Report on Form 10-K on May 22, 2023 and incorporated herein by reference)
23.1*	Consent of Mayer Hoffman McCann P.C.
23.2*	Consent of Baker Tilly US, LLP
23.3**	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith

**	To be filed by amendment

#	Confidential treatment has been granted for portions omitted from this exhibit (indicated by asterisks) and those portions have been separately filed with the Securities and Exchange Commission.

†	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of making such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Gatos, State of California, on the 22nd day of May 2023.

ARIDIS PHARMACEUTICALS, INC.

By:	/s/ Vu Truong
Vu Truong
Chief Executive Officer, Chief Scientific Officer and Director

We, the undersigned officers and directors of Aridis Pharmaceuticals, Inc., hereby severally constitute and appoint Vu Truong and Fred Kurland, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Aridis Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Signature	Title	Date

/s/ Eric Patzer	Executive Chairman and Director	May 22, 2023
Eric Patzer

/s/ Vu Truong	Chief Executive Officer, Chief Scientific Officer	May 22, 2023
Vu Truong	and Director (Principal Executive Officer)

/s/ Fred Kurland	Chief Financial Officer (Principal Financial Officer	May 22, 2023
Fred Kurland	and Principal Accounting Officer)

/s/ John Hamilton	Director	May 22, 2023
John Hamilton

/s/ Susan Windham-Bannister	Director	May 22, 2023
Susan Windham-Bannister

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